UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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LTX-Credence Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 28, 2012

The Annual Meeting of Stockholders of LTX-Credence Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts on November 28, 2012, beginning at 1:30 p.m., Eastern time, for the following purposes:

1.	To elect two members of the Board of Directors to serve for three-year terms as Class II Directors.

2.	To approve an advisory vote on the compensation of the Company’s named executive officers.

3.	To approve the Second Amended and Restated Company 2004 Employee Stock Purchase Plan.

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2013.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 15, 2012 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By Order of the Board of Directors
COLIN J. SAVOY, Secretary

October 25, 2012

Whether or not you expect to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card and mail it in the enclosed pre-paid envelope or authorize the voting of your shares by Internet or telephone prior to the deadlines specified on your proxy card to assure representation of your shares at the Annual Meeting. If you are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of LTX-Credence Corporation (the “Company,” “we” or “us”) of proxies for use at the Annual Meeting of Stockholders to be held on November 28, 2012, and any adjournments thereof (the “2012 Annual Meeting”). Shares as to which a proxy has been executed will be voted as specified in the proxy. All amounts in this proxy statement have been adjusted to give effect to the 1-for-3 reverse split of the Company’s common stock that was effected on September 30, 2010.

Solicitation of Proxies

Solicitation of proxies by mail is expected to commence on October 25, 2012, and the cost thereof will be borne by the Company. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses. The Company’s directors, officers and employees may assist in the solicitation of proxies by mail, telephone, facsimile, Internet and personal interview without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $13,000 in the aggregate.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on November 28, 2012:

This proxy statement and the 2012 Annual Report to Stockholders are available for viewing, printing and downloading by clicking on the “Investors” link at www.ltxc.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Investor Relations

LTX-Credence Corporation

825 University Avenue

Norwood, Massachusetts 02062

Telephone: (781) 461-1000

Proposals to be Voted Upon

Proposal 1. To elect two members of the Board to serve for three-year terms as Class II Directors.

Proposal 2. To approve an advisory vote on the compensation of the Company’s named executive officers.

Proposal 3. To approve the second amended and restated Company 2004 Employee Stock Purchase Plan.

Proposal 4. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2013 (“fiscal 2013”).

When you return your proxy via mail properly signed and completed (or authorize the voting of your shares on the Internet or by telephone), your shares will be voted by the persons named as proxies in accordance with your directions. You are urged to specify your choices on the enclosed proxy card. If you sign and return your proxy without specifying choices, your shares will be voted “FOR” election of each of the two nominees listed in Proposal 1, “FOR” Proposals 2, 3, and 4, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2012 Annual Meeting.

Voting Procedures

Any stockholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2012 Annual Meeting or by proxy. For directions to the location of the 2012 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a stockholder of record may use one of the following methods:

•	Via the Internet—by going to the web address www.investorvote.com/LTXC and following the instructions on the enclosed proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the enclosed proxy card; or

•	Mail—by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on November 27, 2012 to be represented at the 2012 Annual Meeting. If a stockholder authorizes the voting of its shares in a timely manner by the Internet or telephone, the stockholder does not have to return its proxy card for its vote to count.

The Internet and telephone voting procedures appear on the enclosed proxy card. A stockholder of record may also log on to the Internet at www.investorvote.com/LTXC to change its vote or to confirm that its vote has been properly recorded before the deadline. If you are a stockholder of record, whether or not you expect to be present in person at the 2012 Annual Meeting, you are requested to complete, sign, date and return the enclosed form of proxy or to authorize the voting of your shares by Internet or telephone. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2012 Annual Meeting, you may vote by ballot at the meeting.

If the shares you own are held in “street name” by a bank or brokerage firm (as opposed to directly by you as a stockholder of record), your bank or brokerage firm will provide a voting instruction form to you with this proxy statement that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2012 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2012 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2012 Annual Meeting. If a stockholder executes a proxy but is present at the 2012 Annual Meeting, and the stockholder wishes to vote in person, the stockholder may do so and will revoke its proxy by voting at the 2012 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2012 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Stockholders Entitled to Vote

The Company’s only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. The Board has fixed the close of business on October 15, 2012 as the record date for the 2012 Annual Meeting. Each stockholder of record on October 15, 2012 is entitled to one vote for each share registered in such stockholder’s name. As of that date, there were 47,622,247 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of the Company’s outstanding common stock entitled to vote at such meeting, represented at the 2012 Annual Meeting in person or by proxy, shall constitute a quorum for the transaction of business at the 2012 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Each of the director nominees must be elected by the affirmative vote of the holders of a plurality of the Company’s outstanding common stock present at the 2012 Annual Meeting in person or by proxy and voting on the proposal. As a result, the two nominees for election as a director who receive the highest number of votes will be elected. Approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present at the 2012 Annual Meeting in person or by proxy and voting on the proposal. Proposal 2 and Proposal 4 are not binding on the Company but will be reviewed and considered by the Board.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to the proposals to be considered at the 2012 Annual Meeting which are considered to be “discretionary” matters under applicable stock exchange rules, but will not be allowed to vote your shares with respect to the proposals to be considered at the 2012 Annual Meeting which are considered to be “non-discretionary” matters under applicable stock exchange rules. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of the Company’s named executive officers and the approval of the Second Amended and Restated 2004 Company Employee Stock Purchase Plan, or the 2004 Plan, are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of the Company’s named executive officers or the approval of the 2004 Plan, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “Broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2012 Annual Meeting. We do, however, count “broker non-votes” for the purpose of determining a quorum for the 2012 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2012 Annual Meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board is divided into three classes. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. The current Class II Directors are Roger W. Blethen, Roger J. Maggs and Ping Yang, whose terms expire at the 2012 Annual Meeting. The Board has nominated Messrs. Blethen and Maggs for re-election as Class II Directors to hold office until the Annual Meeting of Stockholders to be held in 2015. Mr. Yang is not standing for re-election at the 2012 Annual Meeting. Effective on the date of the 2012 Annual Meeting, the Board will reduce the number of directors serving on the Board from eight to seven. Proxies may not be voted for a greater number of persons than the two nominees named in this proxy statement.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class II Directors, the persons named in the proxy will vote the shares represented by the proxy for the election of each of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from a Class II Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that either of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominee and may vote for a substitute for the unavailable nominee.

Set forth below is information for each of the nominees for Class II Directors to be elected at the 2012 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of Stockholders to be held in 2013 and 2014, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 61, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until the merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director of MEMSIC, Inc. and as Chairman of the Board of Diablo Technologies, Inc. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company and the automatic test industry provides a critical contribution to the Board.

Roger J. Maggs	Mr. Maggs, age 66, has been a director of the Company since 1994. Mr. Maggs is currently a partner at Celtic House Venture Partners, a private equity investment firm. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the board of directors and serves as Chairman of Sandvine, Inc., a company traded on the London Stock Exchange, and the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 69, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., VeruTEK Technologies, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

David G. Tacelli	Mr. Tacelli, age 53, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

Jorge L. Titinger	Mr. Titinger, age 51, was elected a director of the Company in August 2012. Mr. Titinger currently serves as president, chief executive officer, and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February, 2012. Mr. Titinger served as president and chief executive officer of Verigy Ltd. from January 2011 until October 2011, as president and chief operating officer of Verigy Ltd. from July 2010 to January 2011, and as chief operating officer of Verigy, Ltd. from June 2008 to July 2010. Verigy Ltd. was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as president and chief executive officer of Verigy Ltd., then a subsidiary of Advantest Corporation. Prior to his service at Verigy Ltd., Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. We believe that Mr. Titinger’s board and executive level experience in the automatic test equipment and semiconductor capital equipment industries allow him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders (Class I Directors)

Name	Business Affiliations
Stephen M. Jennings	Mr. Jennings, age 51, has been a director of the Company since 1997. Mr. Jennings was appointed Managing Partner of Monitor Group LP, a strategy consulting firm, in 2006 and has been a Director of Monitor since 1996. From 1988 to 1996, he was a consultant to that company. Mr. Jennings is Chairman of the Board of Aspen Technology, Inc. We believe that Mr. Jenning’s experience as a strategic consultant for numerous companies allows him to be a key contributor to the Board.

Bruce R. Wright	Mr. Wright, age 64, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees as Class II Directors.

PROPOSAL 2.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers as disclosed in this proxy statement, whom we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. This proposal gives our stockholders the opportunity to express their view on our overall 2012 executive compensation programs and policies for the named executive officers. Our Board recognizes that providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. The Company’s next advisory vote on the frequency of future executive compensation advisory votes will take place on or before the 2017 annual meeting of stockholders.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s compensation to overall Company profitability, as measured by adjusted net income before taxes, which the Company believes to be an important performance metric for the Company and its shareholders. The Board has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company’s executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our stockholders.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to the fiscal year ended July 31, 2012.

We believe that our compensation programs are aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance and incentivizing our executives to increase stockholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2012, equity awards, which are all restricted stock unit awards, represented between 44% to 81% of our named executive officers’ aggregate compensation taking into consideration the initial, new-hire equity grant for Mr. Pascal Rondé. The percentage range for all other named executive officers is 44% to 62%.

We provide a competitive executive compensation program for our industry. The Compensation Committee of our Board, with periodic assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our overall executive compensation levels, including base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of the stockholders and provide executives with a variable cash incentive plan that only pays if the Company generates adjusted net income before taxes, but also rewards executives for superior financial and operational performance. We feel that this level and mix of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives while appropriately aligning the interests of our executives with the interests of our stockholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this Proxy Statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in Company securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options.

Our executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s financial results for fiscal 2012. The Company’s financial results for fiscal 2012 were lower as compared to fiscal 2011 and accordingly, the aggregate compensation levels of the named executive officers that were present in both years decreased in fiscal 2012 from fiscal 2011 by over 33 percent. The main reason for the decrease in aggregate compensation in fiscal 2012 was because the Company’s named executive officers did not earn any payments under the Company’s variable cash incentive plan, as the Company did not generate any adjusted net income before taxes (as opposed to fiscal 2011 when the Company did generate adjusted net income before taxes).

Our Board recommends that our stockholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on the Company or the Board. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by the stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL 3.

PROPOSAL TO APPROVE THE SECOND AMENDED AND RESTATED

COMPANY 2004 EMPLOYEE STOCK PURCHASE PLAN

On October 23, 2012, the Board adopted, subject to stockholder approval, the second amended and restated Company 2004 Employee Stock Purchase Plan, or the 2004 Plan. The 2004 Plan is intended to encourage the Company’s employees to become stockholders of the Company, to stimulate increased interest in the Company’s affairs and success, to afford employees the opportunity to share in the Company’s earnings and growth and to promote systematic savings by them. The Board believes that the future success of the Company depends, in large part, upon the Company’s ability to maintain a competitive position in attracting, retaining and motivating key personnel, and the Board believes that the ability to participate in the 2004 Plan is an attractive feature for the Company’s employees and potential employees. The 2004 Plan was originally approved by stockholders in December 2003 and was amended and restated in 2009.

Summary of Proposed Changes

The material changes implemented by the second amendment and restatement of the 2004 Plan are to:

•	increase the number of shares of common stock available for issuance thereunder by 800,000 shares; and

•

provide additional flexibility to amend the terms of an offering to the extent necessary to comply with the laws of a foreign jurisdiction and/ or to establish one or more sub-plans under the 2004 Plan with respect to one or more designated subsidiaries.

Subject to stockholder approval, the amendment and restatement of the 2004 Plan will be deemed effective as of January 1, 2013 and will apply to the next subsequent offering period that is expected to begin on February 1, 2013.

If the Company’s stockholders do not approve the proposed amendment and restatement of the 2004 Plan, the changes described above will not take effect and the 2004 Plan will remain in effect in its previous form. In such event, the Board will consider whether to adopt alternative arrangements based on its assessment of the Company’s compensation practices.

Description of the 2004 Plan (After the Proposed Second Amendment and Restatement)

The following summary is qualified in its entirety by reference to the 2004 Plan, as proposed to be amended and restated, a copy of which is attached as Appendix A to this proxy statement.

The purpose of the 2004 Plan is to provide eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock. The 2004 Plan provides that the Company may grant options of not more than 1,600,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. Options are granted to eligible employees on each February 1 and August 1.

All employees who are customarily employed by the Company (or any subsidiary designated by the Board) for more than twenty hours per week and more than five months per calendar year will be eligible to receive options. As of July 31, 2012, approximately 382 persons, including each of the named executive officers, were eligible to participate in the 2004 Plan. No option will be granted, however, if after the exercise of the option and all other options held by the employee, the employee would own five percent or more of the total combined voting power or value of the Company’s stock. In addition, no option will be granted which will cause the employee’s right to purchase shares of the Company’s common stock under the 2004 Plan to accrue at a rate which exceeds $25,000 of fair market value of the stock in any calendar year. Because participation in the 2004 Plan is voluntary and participants may withdraw from the 2004 Plan at any time during an offering period without penalty, the benefits to be received by any particular person or group are not determinable by the Company at this time.

Eligible employees may elect to participate in the 2004 Plan by completing a payroll deduction authorization form which provides for a percentage, which shall be a whole percentage between one and fifteen percent, of his or her gross compensation to be withheld each pay period, but which may not exceed $12,500 in the aggregate during any offering period. On the first day of each offering period, employees who have elected to participate in the 2004 Plan will be granted an option to purchase up to a number of shares equal to $2,083 multiplied by the number of whole months in the offering period, divided by the fair market value of the Company’s stock on the first day of the offering period. Options granted under the 2004 Plan will be automatically exercised on the date six months after the grant date (the “Exercise Date”), to the extent of the employee’s accumulated payroll deductions not withdrawn on or prior to that date. The purchase price for each share purchased is 85% of the market value of the stock on the Exercise Date. The 2004 Plan limits the aggregate number of shares which can be issued for any six-month offering period under the 2004 Plan to 150,000 shares.

Accumulated payroll deductions not applied to the exercise of options will be returned to the employee unless such amount is less than the purchase price of one share of stock, in which case, the balance will be rolled over for the next offering period.

Options will expire if not exercised on the Exercise Date relating to the shares or if the employee ceases, for any reason other than death, to be employed by the Company prior to the Exercise Date. Options granted under the 2004 Plan are not transferable otherwise than by will and under the laws of descent and distribution and, during the lifetime of the employee, may not be exercised by another other than the employee. In the event of the death of the employee, the employee or his or her beneficiary shall be entitled to withdraw the employee’s accumulated payroll deduction or to exercise the employee’s options to the extent of the employee’s accumulated payroll deduction as of the date of his or her death. Exercise of the options by the beneficiary of an employee will be permitted only on receipt by the Company of a request therefor in writing.

The Company may, in order to comply with the laws of a foreign jurisdiction, grant options to eligible employees who are citizens or residents of such jurisdiction on terms that are less favorable than the terms applicable to eligible employees who are resident in the United States. In addition, the Company may exclude from the 2004 Plan otherwise eligible employees who are citizens or residents of a foreign jurisdiction if (i) the grant of an option to a citizen or resident of such foreign jurisdiction is prohibited under the laws of such jurisdiction or (ii) compliance with the laws of such foreign jurisdiction would cause the 2004 Plan to violate Section 423 of the Code. Further, the Company may establish one or more sub-plans of the 2004 Plan with respect to one or more designated subsidiaries.

The 2004 Plan is administered by the Board. The 2004 Plan may be amended or terminated at any time by the Board, but no amendments may, without approval by the stockholders, increase the maximum number of shares purchasable under the 2004 Plan, change the description of employees or classes of employees eligible to receive options, change the manner of determining the exercise price of the options or extend the period during which the option may be granted or exercised under the 2004 Plan. As of July 31, 2012, 721,542 shares had been issued under the 2004 Plan and 78,458 shares were available for future issuance, not including the 800,000 share increase that the Company is currently proposing.

Participation in the 2004 Plan is discretionary. The benefits received by any individual under the plan are dependent upon the individual’s decision to participate in the 2004 Plan, the amount that the individual decides to contribute to the 2004 Plan and the fair market value of the Company’s common stock on the Exercise Date. As a result, it is not possible to determine the benefits that would be received under the 2004 Plan by the Company’s executive officers, employee directors and other employees. Non-employee directors are not eligible to participate in the 2004 Plan. Given the discretionary nature of the participation in the 2004 Plan, it is also not possible to determine the benefits that would have been received by the Company’s executive officers, employee directors and other employees had the 2004 Plan, as amended, been in place during the Company’s fiscal year ended July 31, 2012 because it is impossible to know whether or not the additional shares available would have affected the choice of any individual to increase or decrease his or her level of participation in the 2004 Plan.

The table below sets forth information as of July 31, 2012 with regard to the actual participation in the 2004 Plan (without taking into consideration the amendment) by the individuals and groups listed below during the Company’s fiscal year ended July 31, 2012:

Name and Position	Dollar Value(1)		Total Number of Shares Purchased
David G. Tacelli President and Chief Executive Officer	$0		0

Mark J. Gallenberger Vice President, Chief Financial Officer and Treasurer	$0		0

Peter S. Rood Vice President, Product Development and Operations	$20,396		3,847

Pascal Rondé Vice President, Global Field Operations	$0		0

Stephen R. Wigley Vice President, Marketing	$0		0

All current executive officers as a group (5 persons)	$20,396		3,847

All current directors who are not executive officers as a group (7 persons)	$0	(2)	0	(2)

All eligible employees, including all current officers who are not executive officers, as a group (390 persons)	$759,967		143,050

(1)	Based on the number of shares purchased multiplied by the closing price of the Company’s common stock on The NASDAQ Global Market on the applicable Exercise Date.

(2)	The Company’s non-employee directors are not eligible to participate in the 2004 Plan. Since its inception, no shares have been purchased under the 2004 Plan by any associate of any current director, nominee or executive officer, and no other person has purchased five percent or more of the total amount of stock issued under the 2004 Plan.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2004 Plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant in the 2004 Plan will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the 2004 Plan. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board recommends that you vote “FOR” the second amended and restated

Company 2004 Employee Stock Purchase Plan.

PROPOSAL 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal 2013. The Company is asking stockholders to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2012 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the

Company’s independent registered public accounting firm for fiscal 2013.

CERTAIN STOCKHOLDERS

The following table sets forth, as of September 30, 2012 (unless otherwise noted), the amount and percentage of outstanding common stock of the Company beneficially owned by:

•	each person known by the Company to beneficially own more than 5% of the Company’s outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 32;

•	each director; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to restricted stock units (“RSUs”) that vest, within sixty days after September 30, 2012 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of the Company’s executive officers and directors is in care of LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 48,836,496 shares of common stock outstanding as of September 30, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(6)	Percent of Common Stock
FMR LLC(1)	4,221,852	8.6%
Tocqueville Asset Management, LP(2)	2,856,000	5.8%
Black Rock, Inc.(3)	2,812,719	5.8%
Cadian Capital Management(4)	2,529,729	5.2%
The Vanguard Group(5)	2,461,447	5.0%
David G. Tacelli	601,256	1.1%
Roger W. Blethen	412,153	*
Mark J. Gallenberger	287,355	*
Peter S. Rood	168,267	*
Roger J. Maggs	47,475	*
Stephen M. Jennings	65,110	*
Mark S. Ain	59,801	*
Bruce R. Wright	50,212	*
Pascal Rondé	—	*
Stephen R. Wigley	25,225	*
Ping Yang	20,171	*
Jorge Titinger	—	*
All directors and executive officers as a group (12 persons)	1,737,025	3.4%

*	Less than 1%

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on March 12, 2012.

(2)	The address for Tocqueville Asset Management, LP is 40 West 57th Street, 19th Floor, New York, New York 10019. Beneficial ownership is derived from a Schedule 13G/A filed on January 30, 2012.

(3)	The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022. Beneficial ownership is derived from a Schedule 13G/A filed on February 9, 2012.

(4)	The address for Cadian Capital Management is 535 Madison Avenue, 36th Floor, New York, New York 10022. Beneficial ownership is derived from a Schedule 13G/A filed on February 14, 2012.

(5)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Beneficial ownership is derived from a Schedule 13G/A filed on February 9, 2012.

(6)	Includes the following numbers of shares underlying options which are presently vested and options and RSUs that vest within 60 days after September 30, 2012: Mr. Tacelli (192,649 shares), Mr. Blethen (199,831 shares), Mr. Gallenberger (124,727 shares), Mr. Rood (46,648 shares), Mr. Maggs (23,331 shares), Mr. Jennings (18,664 shares), Mr. Ain (17,664 shares), Mr. Wright (16,342 shares), Mr. Wigley (8,829 shares), Mr. Rondé (0 shares), Mr. Yang (8,171 shares), Mr. Titinger (0 shares), and all directors and executive officers as a group (656,856 shares).

CORPORATE GOVERNANCE

Board Composition and Board Meetings

The Board currently consists of eight directors. During the fiscal year ended July 31, 2012 (“fiscal 2012”), the Board held a total of 8 meetings and took action by unanimous written consent in lieu of a meeting one time. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he or she served held during fiscal 2012. The Company’s policy is to encourage the members of the Board to attend annual meetings. Two of the eight directors attended the 2011 Annual Meeting of Stockholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met 5 times during fiscal 2012. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of the Company’s compensation programs on the Company’s risk profile, and reviewing and administering the Company’s incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role the Company’s Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participate in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provide his evaluation of the performance of the other executive officers.

Messrs. Jennings, Ain, and Yang constituted all of the members of the Compensation Committee during fiscal 2012 until December 2011 when Mr. Yang resigned from the Compensation Committee to serve on the Audit Committee. Mr. Jennings serves as chairman of the Compensation Committee and each member of the Compensation Committee is an independent director as defined by applicable rules of The NASDAQ Stock Market (“NASDAQ”). The Compensation Committee acts under the terms of a written charter. The Company has posted a copy of the Compensation Committee charter on its website, which is located at www.ltxc.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 24.

Audit Committee

The Board has a standing Audit Committee which met 6 times during fiscal 2012. The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of the Company’s registered public accounting firm. Ms. Lori Holland and Messrs. Maggs and Wright constituted all of the members of the Audit Committee during fiscal 2012 until December 9, 2011 when Ms. Holland resigned from the Committee when her term as a director lapsed (due to Ms. Holland not standing for re-election). At that point, Mr. Yang replaced Ms. Holland as a member of the Audit Committee. Each member of the Audit Committee is an independent director as defined by applicable NASDAQ and SEC rules. Mr. Wright serves as the chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on the Company’s website at www.ltxc.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 22.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met 4 times during fiscal 2012. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to the Company, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee during fiscal 2012 were Ms. Holland and Messrs. Ain, Jennings, Maggs, Wright and Yang, until December 9, 2011 when Ms. Holland resigned from the Committee when her term as a director lapsed. Mr. Ain serves as chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on the Company’s website at www.ltxc.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board reached a similar determination with respect to Ms. Holland who served as a director until December 9, 2011. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership. Ms. Holland satisfied NASDAQ’s eligibility requirements for Audit Committee membership until she resigned from the Audit Committee on December 9, 2011.

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Mark S. Ain, Stephen M. Jennings, Roger J. Maggs, Bruce R. Wright, Jorge L. Titinger or Ping Yang has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules. Our Board reached a similar determination with respect to Ms. Holland who served as a director until December 9, 2011.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

A copy of the Corporate Governance Guidelines is posted on the Company’s website at www.ltxc.com.

Board Leadership Structure

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that, at the current time, the Company should have a Chairman of the Board and a Lead Independent Director who are separate from the Chief Executive Officer. Accordingly, the Board has appointed Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee.

•	Facilitating communications between other members of the Board and the Chief Executive Officer.

•	Preparing or approving the agenda for each Board meeting.

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•

Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•

Monitor, with the assistance of our Company’s General Counsel, communications from stockholders and other interested parties and provide copies or summaries to the other directors as he or she considers appropriate;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer.

•	Enables the Chief Executive Officer to focus on Company operations instead of Board administration.

•	Provides the Chief Executive Officer with an experienced sounding board.

•	Provides greater opportunities for communication between stockholders and the Board.

•	Enhances the independent and objective assessment of risk by the Board.

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 4 through 6 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he or she should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this proxy statement entitled “Stockholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

The Company has adopted a code of ethics that applies to all directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on the Company’s website at www.ltxc.com. The Company intends to post on its website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to the our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain, Jennings, and Yang served on the Compensation Committee during fiscal 2012. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2012 that require disclosure under the regulations promulgated by the SEC.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during fiscal 2011 and fiscal 2012:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2012, including foreign statutory filings, the audit of the Company’s internal control over financial reporting as of July 31, 2012, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2012 were $600,453. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2011, the audit of the Company’s internal control over financial reporting as of July 31, 2011, and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the second, third and fourth quarters of fiscal 2011 were $644,238.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2012 and fiscal 2011 were $0.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2012 and fiscal 2011 were $28,995 and $55,762, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2012 were $15,655, consisting of advisory services on merger transactions and statutory compliance matters, and $209,624 for fiscal 2011 consisting of advisory services on merger transactions and consents on regulatory filings.

All of the above services provided by BDO USA, LLP and its affiliates were approved by the Audit Committee. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2012 with the Company’s management and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

AUDIT COMMITTEE

Bruce R. Wright (Chair)

Roger J. Maggs

Ping Yang

EXECUTIVE OFFICERS

Executive Officers of the Company

The executive officers of the Company as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	53	President and Chief Executive Officer
Mark J. Gallenberger	48	Vice President, Chief Financial Officer and Treasurer
Pascal Rondé	50	Vice President, Global Field Operations
Peter S. Rood	57	Vice President, Product Development and Operations
Stephen R. Wigley	56	Vice President, Marketing

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Pascal Rondé was appointed Vice President, Global Field Operations in January 2012. Prior to joining the Company, Mr. Rondé was Vice President of Sales, Service and Support for the Automated Test Group of the Hewlett-Packard Company (HP) spinoff, Agilent Technologies. Renamed Verigy upon going public, it was acquired by Advantest in July 2011. Mr. Rondé joined HP in 1991 as a sales engineer for semiconductor test and served in progressively more responsible sales management positions, including European business manager for semiconductor test and in 1999, he was promoted to General Manager for the High Volume Manufacturing Test Customer Team in Europe. Prior to joining HP, Mr. Rondé was employed by Saintel, a French distributor of ATE and ATE-related companies.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc., a technology company with products for content delivery networks and streaming media, and from 1996 to 1999 he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996, and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations.

Stephen R. Wigley was appointed Vice President, Marketing in November 2009. Prior to November 2009 he was Vice President, Product Marketing beginning September 2002. Mr. Wigley joined the Company in 2001. Prior to that he was Vice President of Asian Operations for RVSI Vanguard where he was responsible for sales and support of assembly equipment products. Prior to that, Mr. Wigley was employed by Schlumberger ATE serving in a variety of technical, commercial and management positions.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on the Company’s performance, and accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee has adopted a compensation program that is intended to attract, retain and motivate the best possible executive talent, promote the achievement of key operational and financial performance measures, and align the executive’s incentives with the creation of stockholder value, while achieving a balance between incentive-based and fixed compensation to address the challenges of operating in a highly cyclical industry. This program provides a base salary that is targeted at the median of the Company’s peer group (discussed below in the section titled “Benchmarking”); a variable cash incentive component that only pays if the Company generates adjusted net income before taxes, and incentivizes executives for superior financial and operational performance; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of the stockholders.

Our executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s financial results for fiscal 2012. The Company’s financial results for fiscal 2012 were lower as compared to fiscal 2011 and accordingly, the aggregate compensation levels of the named executive officers that were present in both years decreased in fiscal 2012 from fiscal 2011 by over 33 percent. The main reason for the decrease in aggregate compensation in fiscal 2012 was because the Company’s named executive officers did not earn any payments under the Company’s variable cash incentive plan, as the Company did not generate any adjusted net income before taxes (as opposed to fiscal 2011 when the Company did generate adjusted net income before taxes).

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of stockholder value through the granting of equity awards with four-year vesting conditions; and

•

achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Stockholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of our Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The Compensation Committee, after considering the factors described below, including information provided by the Compensation Committee’s independent compensation consultant, structures the Company’s compensation packages for executive officers to achieve an appropriate level and mix of short and long term incentives, including cash and non-cash incentives.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. In fiscal 2010, the Compensation Committee engaged an independent compensation consultant, Radford Consulting, Inc. (“Radford”), to assist in determining base salary and incentive compensation for the Company’s executive officers and Board compensation for fiscal 2011. Radford was paid approximately $30,000 for their services. In fiscal 2011, the Compensation Committee engaged an independent compensation consultant, Towers Watson & Co., to assist in determining base salary and incentive compensation for the Company’s executive officers and Board compensation for fiscal 2012. Towers Watson & Co. was paid approximately $46,000 for their services. Towers Watson was engaged to analyze competitive market compensation levels, compensation plan design practices, and a competitive assessment for outside director and executive officer compensation. The assessment was conducted at the total direct compensation level, including base salary, target annual incentives, and long term incentives. The Compensation Committee determined that the information received from the two previous compensation consultants in the two previous fiscal years was sufficient to assist the Committee in setting compensation for fiscal 2013, and accordingly, did not engage a compensation consultant in fiscal 2012.

The Company has adopted a policy of not extending tax gross-ups in future compensation arrangements, and to the extent the Company enters into a change of control arrangement in the future with an executive, any severance entitlement from such arrangement will be triggered only upon the occurrence of both a change of control and the termination of that executive’s employment.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and its previous independent compensation consultants. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2012 compensation were:

Advanced Energy Industries, Inc.	Cohu, Inc.	FSI International, Inc.

ATMI, Inc.	Cymer, Inc.	Phototronics Inc.

Brooks Automation, Inc.	Electro Scientific Industries, Inc.	Varian Semiconductor Equipment Associates

Cascade Microtech, Inc.	FormFactor, Inc.	Veeco Instruments Inc.

The Compensation Committee generally targets overall compensation at the median paid to similarly situated executives of the companies in the peer group, and the overall compensation for our executives in fiscal 2012 was within this range based on the information available to the Compensation Committee from public sources. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

At our 2011 Annual Meeting of Stockholders, approximately 97% of the votes cast approved the compensation of the Company’s named executive officers as disclosed in the proxy statement delivered to our stockholders in connection with the 2011 Annual Meeting. We understood this to mean that stockholders generally approved of our compensation policies and determinations in 2011. However, our Compensation Committee still undertook a review of our compensation policies and determinations following the 2011 Annual Meeting. After the review and taking into consideration evolving best practices in executive compensation by public companies generally, upon the recommendation of our Compensation Committee, we determined not to make any significant changes to our executive compensation decisions and policies. The Compensation Committee periodically reviews the goals we would like to achieve through our executive compensation practices and explores ways to modify those practices to either achieve new goals or to enhance our ability to achieve existing goals.

Components of our Executive Compensation Program

Base Salary

When setting base salaries for fiscal 2012, the Compensation Committee considered the industry comparables and other data presented by Towers Watson, along with the factors identified above and decided to target executive base salaries near the median of the range of salaries for executives in similar positions at companies within the Company’s peer group for fiscal 2012. Based on this information, the Compensation Committee increased Mr. Tacelli’s base salary by $25,000 to $600,000, Mr. Gallenberger’s base salary by $20,400 to $380,400, Mr. Rood’s base salary by $15,200 to $295,200, and Mr. Wigley’s base salary by $20,000 to $240,000.

In fiscal 2012, the Company extended an offer of employment to Mr. Rondé. When setting Mr. Rondé’s compensation the Compensation Committee considered the industry comparables from public sources and the previous data from Towers Watson, the factors identified above, and Mr. Rondé’s experience and level of responsibility.

When establishing base salaries for fiscal 2013, the Compensation Committee considered the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years, as well as a report and recommendation on executive compensation produced by Radford for fiscal 2011 and Towers Watson for fiscal 2012 and a review of publicly available information. Based on these factors the Compensation Committee did not adjust the base salaries for the named executive officers for fiscal 2013 except for Mr. Wigley, whose base salary was increased by $20,000 to $260,000 annually. The annual base salaries of the named executive officers who are currently serving as executive officers for fiscal 2011, fiscal 2012 and fiscal 2013 are set out in the table below:

Name and Title	Fiscal 2013	Fiscal 2012	Fiscal 2011
David G. Tacelli	$600,000	$600,000	$575,000
President and Chief Executive Officer

Mark J. Gallenberger	$380,400	$380,400	$360,000
Vice President, Chief Financial Officer and Treasurer

Pascal Rondé (1)	$347,490	$347,490	—
Vice President, Global Field Operations

Peter S. Rood	$295,200	$295,200	$280,000
Vice President, Product Development and Operations

Stephen R. Wigley	$260,000	$240,000	$220,000
Vice President, Marketing

(1)	The amounts reflected for Fiscal 2012 are annualized for Mr. Rondé. Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2012 Euro amount to U.S. Dollars at an exchange rate of 1.2870 U.S. Dollars per Euro, which is the February 1, 2012 to July 31, 2012 average.

Annual Cash Incentive Bonus Plan

Our annual cash incentive bonus plan is intended to provide compensation for the achievement of Company, operational and financial goals, as measured by Company profitability. The plan provides that an annual cash bonus be paid to officers in amounts that are determined by using a formula based upon the Company’s net income before taxes (excluding the accrual for the cash incentive bonus and the employee profit sharing plan, and in fiscal 2011, the impact of the breakup fee paid by Verigy Ltd. in connection with the termination of the proposed merger between the Company and Verigy), which we refer to as “adjusted net income before taxes.” The Compensation Committee believes that adjusted net income before taxes is the appropriate metric to incentivize our executive officers, because it is an objective and clear measure of our operating performance and profitability.

For fiscal 2012 each officer had a target incentive compensation amount equal to 50% of his base salary, which would have been payable if our adjusted net income before taxes had equaled $19,080,000. The formula for determining the actual amount of annual cash incentive bonus to be paid out to our executive officers for fiscal 2012 was (i) our actual adjusted net income before taxes for fiscal 2012, (ii) divided by our target adjusted net income before taxes for fiscal 2012, or $19,080,000, (iii) multiplied by the executive officer’s target annual cash incentive bonus amount. The annual cash incentive bonus amount for fiscal 2012 was capped at a specific multiplier for each of the executive officers, as set forth below:

Executive Officer	Target Cash Incentive Bonus	Multiplier Cap	Maximum Cash Incentive
David G. Tacelli	$300,000	4x	$1,200,000

Mark J. Gallenberger	$190,200	3.2x	$608,640

Pascal Rondé(1)	$173,745	2.5x	$434,363

Peter S. Rood	$147,600	2x	$295,200

Stephen R. Wigley	$120,000	2x	$240,000

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2012 Euro amount to U.S. Dollars at an exchange rate of 1.2870 U.S. Dollars per Euro, which is the February 1, 2012 to July 31, 2012 average.

No bonus is payable to any Company officers if our adjusted net income before taxes is equal to or less than $0, which was the case for fiscal 2012. The target adjusted net income before taxes of $19,080,000 was set by the Compensation Committee. The Compensation Committee determined that this target was aligned with our near term objectives and was reasonably likely, but by no means certain, to be achieved during growth cycles in the automatic test industry, and significantly challenging to achieve during the cyclical industry downturns.

For fiscal 2013, the annual cash incentive bonus plan will operate in the same manner as in fiscal 2012.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking.” In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. The annual grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the end of our prior fiscal year.

We believe that RSUs possess certain advantages as compared to stock options. For example, RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. In addition, RSUs allow us to more efficiently use the share reserves under our equity plans because each RSU has a higher value than a stock option as a result of not having an exercise price and therefore fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set at the median for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2012 met this target. In determining the amount and vesting of the RSU grants for executive officers for fiscal 2012, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On September 14, 2011, Messrs. Tacelli, Gallenberger, Rood, and Wigley were granted 160,000, 110,000, 40,000 and 40,000 RSUs, respectively, for fiscal 2012, all of which vest annually over four years. All grants of RSUs to our executive officers for fiscal 2012 were made by the Compensation Committee under our 2010 Stock Plan.

On February 22, 2012, in connection with his hiring, the Compensation Committee awarded Mr. Rondé an initial hire grant of 115,000 RSUs under the Company’s 2010 Stock Plan, all of which vest annually over four years. The Compensation Committee determined this number of RSUs to be sufficiently appropriate to align Mr. Rondé’s interests with the long-term performance of the Company, and was of appropriate size given Mr. Rondé’s experience in the automatic test equipment market, his level of responsibility with the Company, and the other data the Committee considers when determining RSU grants described above.

For fiscal 2013, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the compensation information from previous years provided by Towers Watson and Radford. On August 28, 2012, Messrs. Tacelli, Gallenberger, Rondé, Rood, and Wigley were granted 160,000, 110,000, 40,000, 40,000 and 40,000 RSUs, respectively, for fiscal 2013, all of which vest annually over four years. All grants of RSUs to our executive officers for fiscal 2013 were made by the Compensation Committee under our 2010 Stock Plan.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers, are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Severance and Change-of-Control Benefits

Pursuant to our stock option plans and change-of-control agreements that were previously entered into with Messrs. Tacelli, Gallenberger, and Rood, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change-of-control of the Company. We believe providing these benefits help us compete for executive talent. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change-of-Control” below. Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change-of-control does not itself trigger benefits; rather, benefits are paid only if we (or a successor entity) terminate the executive’s employment (other than for cause, death or disability) or if one of Messrs. Tacelli, Gallenberger or Rood terminates for good reason during the three-year period after the change-of-control or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control). We believe a “double trigger” benefit maximizes stockholder value because it provides executives appropriate incentives to cooperate in negotiating any change-of-control in which they believe they may lose their jobs. The Committee believes that these change-of-control agreements are a part of a competitive compensation package and will assist in the retention of critical talent if a possible or actual change-of-control should arise. It is important in a change-of-control to retain executive talent both to assist in the completion of the transaction and to be able to deliver all or a specified member of the management to an acquirer if that is a condition of closing.

We are also obligated under our change-of-control agreements to make additional payments to the named executive officers who have signed change of control agreements to insulate them from the impact of excise taxes due under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, we determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment.

The Company has adopted a policy of not extending tax gross-ups in future compensation arrangements, and to the extent the Company enters into a change of control arrangement in the future with an executive, any severance entitlement from such arrangement will be triggered only upon the occurrence of both a change of control and the termination of that executive’s employment.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires from the Company he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Financial Officer). Subject to certain requirements, compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income paid under our annual cash incentive program and from RSUs with time-based vesting does not qualify for a deduction under these restrictions, but income from performance-based RSUs may qualify. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in the best interests of the Company and its stockholders.

Accounting for Stock-Based Compensation

We have expensed equity grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment) (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. The Company’s 2004 Stock Plan and 2005 Stock Incentive Plan, for which equity grants were issued prior to December 2011, and the Company’s 2010 Stock Plan, which was approved by the Company’s shareholders in December 2010, provide the Company flexibility to grant multiple forms of equity-based compensation, which provides the Company with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•

The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•

The structure of our annual cash bonus program, which is based on the Company generating net income before taxes, encourages decision-making that is in the best long-term interests of the Company and our stockholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Stephen M. Jennings (Chair)

Mark S. Ain

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2012 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David G. Tacelli	2012	$593,750	$—	$924,800	$—	$18,455	$1,537,005
President and Chief Executive Officer	2011	$575,000	$—	$1,059,200	$718,750	$23,404	$2,376,354
	2010	$517,500	$172,576	$2,235,200	$316,174	$20,454	$3,261,904

Mark J. Gallenberger	2012	$375,300	$—	$635,800	$—	$15,076	$1,026,176
Vice President, Chief Financial Officer and Treasurer	2011	$360,000	$—	$728,200	$450,000	$18,774	$1,556,974
	2010	$324,000	$108,048	$1,425,600	$197,952	$17,976	$2,073,576

Peter S. Rood	2012	$291,400	$—	$231,200	$—	$8,665	$531,265
Vice President, Product Development and Operations	2011	$280,000	$—	$264,800	$280,000	$8,915	$833,715
	2010	$252,000	$42,037	$598,400	$153,963	$8,179	$1,054,579

Pascal Rondé(5)	2012	$189,540	$—	$833,750	$—	$8,108	$1,031,398
Vice President, Global Field Operation

Stephen R. Wigley(6)	2012	$235,000	$—	$231,200	$—	$7,896	$474,096
Vice President, Marketing	2011	$220,000	$—	$132,400	$220,000	$7,445	$579,845
	2010	$193,832	$33,029	$44,000	$120,971	$13,027	$404,859

(1)	Represents amounts paid out as discretionary bonuses in recognition of individual achievements as more fully described on page 17 of the Company’s Proxy Statement furnished in connection with the 2010 Annual Meeting of the Stockholders.

(2)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(3)	There were no amounts paid under the Company’s annual cash incentive bonus plan for fiscal 2012.

(4)	Consists of Company 401(k) matching funds and the value of excess group life policies for Messrs. Tacelli, Gallenberger, Rood and Wigley. Mr. Rondé’s amounts reflect the value of Mr. Rondé’s car allowance.

(5)	Mr. Rondé was appointed an executive officer of the Company in January 2012. Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2012 Euro amount to U.S. Dollars at an exchange rate of 1.2870 U.S. Dollars per Euro, which is the February 1, 2012 to July 31, 2012 average.

(6)	Mr. Wigley was appointed an executive officer of the Company in November 2009.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2012

The following table sets forth information concerning each award made to a named executive officer during fiscal 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli	(1)		$0	$300,000	$1,200,000	—	—
	9/14/2011	(2)	—	—	—	160,000	$924,800
Mark J. Gallenberger	(1)		$0	$190,200	$608,640	—	—
	9/14/2011	(2)	—	—	—	110,000	$635,800
Pascal Rondé	(1)		$0	$173,745	$434,363	—	—
	2/22/2012	(2)	—	—	—	115,000	$833,750
Peter S. Rood	(1)		$0	$147,600	$295,200	—	—
	9/14/2011	(2)	—	—	—	40,000	$231,200
Stephen R. Wigley	(1)		$0	$120,000	$240,000	—	—
	9/14/2011	(2)	—	—	—	40,000	$231,200

(1)	Represents grants made pursuant to the Company’s annual cash incentive bonus plan.

(2)	Represents RSU grants with time-based vesting.

(3)	Computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Tacelli	44,717	0	$18.39	09/19/2012	160,000	(2)	$937,600
	45,000	0	$41.49	09/18/2013	120,000	(3)	$703,200
	32,500	0	$16.26	09/23/2014	72,000	(4)	$421,920
	17,500	0	$23.40	12/08/2014	37,500	(5)	$219,750

Mark J. Gallenberger	35,499	0	$18.39	09/19/2012	110,000	(2)	$644,600
	30,000	0	$41.49	09/18/2013	82,500	(3)	$483,450
	21,666	0	$16.26	09/23/2014	45,333	(4)	$265,651
	11,666	0	$23.40	12/08/2014	10,417	(5)	$61,044

Peter S. Rood	30,000	0	$25.98	06/15/2014	40,000	(2)	$234,400
	4,333	0	$16.26	09/23/2014	30,000	(3)	$175,800
	2,333	0	$23.40	12/08/2014	19,555	(4)	$114,592
					5,000	(5)	$29,300

Stephen R. Wigley	1,666	0	$14.04	10/21/2012	40,000	(2)	$234,400
	1,666	0	$41.49	09/18/2013	15,000	(3)	$87,900
	1,082	0	$16.26	09/23/2014	4,167	(6)	$24,419
	583	0	$23.40	12/08/2014	1,250	(7)	$7,325
	666	0	$12.21	04/13/2015

Pascal Rondé					115,000	(8)	673,900

(1)	Based on $5.86 per share, the closing price of the Company’s common stock on The NASDAQ Global Market on July 31, 2012.

(2)	Vests in four equal installments on September 14, 2012, 2013, 2014 and 2015.

(3)	Vests in three equal installments on October 27, 2012, 2013 and 2014.

(4)	Vests in two equal installments on September 15, 2012 and 2013.

(5)	Final installment vests on October 8, 2012.

(6)	Vests in two equal installments on September 28, 2012 and 2013.

(7)	Final installment vests on April 13, 2013.

(8)	Vests in four equal installments on February 22, 2013, 2014, 2015 and 2016.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during fiscal 2012 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	170,833	$1,020,263
Mark J. Gallenberger	—	—	89,699	$544,716
Pascal Rondé	—	—	—	—
Peter S. Rood			38,278	$230,487
Stephen R. Wigley	—	—	8,749	$55,778

(1)	Value realized upon vesting is based on the closing price of the Company’s common stock on The NASDAQ Global Market on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The Company entered into change-of-control agreements with Mr. Tacelli on March 2, 1998, Mr. Gallenberger on October 3, 2000, and Mr. Rood on October 1, 2004. The change-of-control agreements, each of which was amended in October 2008 to provide for compliance with Section 409A, have three-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company.

Under these agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If the Company terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The terms “change-of-control,” “cause” and “good reason” are each defined in the agreements. “Change-of-control” means, in summary: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company. “Cause” means, in summary: the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after written notice; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to the Company. “Good reason” means, in summary: a diminution on the executives’ position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change-of-control.

If severance compensation is payable under an agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) the Company’s accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

The Company’s 2004 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2004 Stock Plan as: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

Credence’s 2005 Stock Incentive Plan and the award agreements thereunder also provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control. In summary, a “change in control” is defined in the 2005 Stock Incentive Plan as: the acquisition by a person or group of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer that a majority of the non-affiliated members of the Board do not recommend that stockholders accept; or a change of a majority of the Board over a three-year period by reason of contested elections. In addition, the 2005 Stock Incentive Plan provides that all unvested RSUs will become vested in full if such RSUs are not assumed or replaced in connection with a corporate transaction. In summary, a “corporate transaction” is defined in the 2005 Stock Incentive Plan as: a merger or consolidation of the Company in which the Company is not the surviving entity; a sale of all or substantially all of the Company’s assets; the complete liquidation or dissolution of the Company; any reverse merger in which the Company is the surviving entity, but where stockholders of the Company hold less than 60% of the stock of the resulting company; or the acquisition by a person or group of 50% or more of the outstanding stock of the Company.

The Company’s 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of the outstanding stock of the Company; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where stockholders of the Company receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

In the change-of-control agreements, the Company has also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Each of Messrs. Tacelli, Gallenberger and Rood waived his rights under his change-of-control agreement in connection with the merger with Credence.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires from the Company he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary.

Mr. Rondé is party to an employment agreement with the Company’s French subsidiary. Pursuant to the terms of Mr. Rondé’s employment agreement, if Mr. Rondé’s employment is terminated for any reason, other than as a result of his gross or willful misconduct, at any time during the term of his employment agreement, then Mr. Rondé will be entitled to receive a payment equal to one times his then current annual gross base salary, provided that Mr. Rondé enters into a settlement agreement with the Company. To the extent that the Company is required to make such payment, it will not be required to make the social payment under the Collective Bargaining Agreement discussed in the previous paragraph. In addition, unless waived by the Company, upon his termination, Mr. Rondé will be subject to a non-competition agreement which will restrict him from working for certain competitors of the Company for a period of 1 year following his termination. During such non-competition period, Mr. Rondé will be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, and Rood would be entitled to receive if a change-of-control

(which qualified as such under his change-of-control agreement, and as a change in control event and a change in control under the 2004 Stock Plan, 2005 Stock Incentive Plan, and 2010 Stock Plan respectively) occurred on July 31, 2012, the last day of fiscal 2012, and his employment was terminated without cause or for good reason (or in the case of Mr. Rondé’s a termination other than for gross or willful misconduct) concurrent with the end of fiscal 2012 on that date. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	IRC 280G Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$2,407,200	$2,282,470	$—	$52,248	$30,000	$4,771,918
Mark J. Gallenberger	$1,516,800	$1,454,745	$—	$52,248	$30,000	$3,053,793
Peter S. Rood	$533,200	$554,092	$—	$18,372	$30,000	$1,135,664
Pascal Rondé(5)	$555,984	$673,900	$—	$—	$—	$1,229,884

(1)	This amount in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus Highest Annual Bonus, and in the case of Mr. Rood represents one times the named executive officer’s current base salary plus Highest Annual Bonus. The foregoing amounts are due within 30 days after termination. This amount in the case of Mr. Rondé represents one times his annual gross base salary plus the aggregate amount of the monthly payments made during the 1 year non-competition period, which for purposes of this table have been assumed to be equal to 60% of the average of Mr. Rondé’s monthly salary over the twelve month period preceding his assumed termination on July 31, 2012. The payment will be made pursuant to the terms of Mr. Rondé’s employment agreement and French law.

(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of the Company’s common stock on The NASDAQ Global Market on Tuesday, July 31, 2012. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.

(3)	The change-of-control agreement with Messrs. Tacelli, Gallenberger and Rood provides for the Company’s reimbursement of the excise and income tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No gross up amounts would have been payable if a qualifying termination occurred on July 31, 2012. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by employees, including any such taxes under Sections 280G and 4999 of the Code.

(4)	This value is based on the type of insurance coverage the Company carried for Messrs. Tacelli, Gallenberger and Rood as of July 31, 2012 and is valued at the premiums then in effect.

(5)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2012 Euro amount to U.S. Dollars at an exchange rate of 1.2870 U.S. Dollars per Euro, which is the February 1, 2012 to July 31, 2012 average.

Retention Agreement

The Company entered into a retention agreement with Mr. Gallenberger in July 2008 in connection with the merger with Credence. Pursuant to the retention agreement, Mr. Gallenberger (1) will serve as Chief Financial Officer of the Company, (2) is eligible to receive an annual target bonus equal to 50% of his annual base salary, (3) received a one-time grant of 41,667 RSUs in connection with the closing of the merger with Credence and (4) received an additional grant of 55,000 RSUs in connection with the Company’s routine fiscal 2009 annual equity grants to executive officers. Also under the retention agreement, if Mr. Gallenberger’s employment with the Company is terminated by the Company without cause or by Mr. Gallenberger for good reason (as those terms are defined in the retention agreement), Mr. Gallenberger will be entitled to receive (1) payment of his then-current base salary for a period of 12 months following the termination date, payable in accordance with the Company’s regularly established payroll procedure, (2) payment of 100% of his target bonus for the fiscal year in which employment is terminated, (3) for 12 months following the date of his termination, continuation of payment by the Company of the same portion of his group health insurance premium as the Company paid at the time of Mr. Gallenberger’s termination (and he will be able to continue coverage for a longer period, if eligible, at his own expense), and (4) all outstanding and unvested RSUs granted to Mr. Gallenberger by the Company prior to the completion of the merger (including the 96,667 RSUs granted to Mr. Gallenberger pursuant to the retention agreement) will accelerate and become vested in full all of which have vested as of October 8, 2012. To the extent Mr. Gallenberger is due benefits under his change-of-control agreement, such amounts will be offset by any comparable benefits due under the retention agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to the Company’s compensation plans as of July 31, 2012.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	3,091,069	$12.27	5,825,678	*
Equity compensation plans not approved by security holders	—	—	—

Total	3,091,069	$12.27	5,825,678	*

*	Includes 78,458 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2012; 5,825,678 shares under the 2010 Stock Plan may be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not employees of the Company receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Audit Committee chairman, the Compensation Committee chairman and the Corporate Governance and Nominating Committee chairman, however, receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition to the cash compensation, each non-employee director is to receive a grant of 12,000 RSUs on the date of each Annual Meeting of the Stockholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. On the date of each Annual Meeting of Stockholders, each non-employee director receives a grant of 12,000 RSUs for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for the fiscal year ended July 31, 2012 for each director of the Company other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 32:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark S. Ain	$82,750	$80,160	$0	$0	$162,910
Roger W. Blethen	$82,000	$80,160	$0	$0	$162,160
Stephen M. Jennings	$71,000	$80,160	$0	$0	$151,160
Roger J. Maggs	$63,750	$80,160	$0	$0	$143,910
Lori Holland	$37,750	$—	$0	$0	$37,750
Bruce R. Wright	$77,750	$80,160	$0	$0	$157,910
Ping Yang	$55,250	$80,160	$0	$0	$135,410

(1)	In December 2011, each non-employee director received a grant of 12,000 RSUs, which will vest on December 9, 2012.

(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2012 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

(3)	As of July 31, 2012, non-employee directors had the following option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	17,664	12,000
Roger W. Blethen	199,831	12,000
Stephen M. Jennings	18,664	12,000
Roger J. Maggs	23,331	12,000
Bruce Wright	16,342	12,000
Ping Yang	8,171	12,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with the Company’s Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

The Company reviews all relationships and transactions known to it in which the Company and its directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. The Company’s Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2012, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2012 were timely made.

STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before June 27, 2013 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a stockholder who wishes to present a proposal at the 2013 Annual Meeting of Stockholders that is not intended to be included in the proxy statement for the 2013 Annual Meeting of Stockholders then the stockholder must provide written notice to the Secretary of the Company no later than September 10, 2013 of such non-Rule 14a-8 stockholder proposal. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal before the 2013 Annual Meeting of Stockholders, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal. If you fail to provide timely notice of a proposal to be presented at the 2013 Annual Meeting of Stockholders, the chairman of the meeting may exclude the proposal from being brought before the meeting. If we change the date of the 2013 Annual Meeting of Stockholders so that it falls on a date that is either more than 30 days before or after November 28, 2013, to be considered timely, any written notice of any such non-Rule 14a-8 stockholder proposal will need to be delivered to the Secretary of the Company a reasonable period of time before the date on which proxy materials for the 2013 Annual Meeting of Stockholders are distributed.

The Company’s By-laws set forth the procedures a stockholder must follow to nominate a director for election at a stockholder meeting. Stockholders who wish to nominate a candidate for director at the 2013 Annual Meeting of Stockholders must provide written notice at least sixty days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2012 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under the Company’s By-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented at the 2012 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in a household. The Company will promptly deliver a separate copy of either document to a stockholder if such stockholder calls or writes the Company at the following address or phone number: Investor Relations, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a stockholder wishes to receive separate copies of the Company’s proxy statement or annual report in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the stockholder may contact the Company at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

October 25, 2012

Appendix A

LTX-Credence Corporation

SECOND AMENDED AND RESTATED 2004 EMPLOYEE STOCK PURCHASE PLAN

(amended and restated as of July 31, 2009 and October 23, 2012)

The purpose of this Second Amended and Restated 2004 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of LTX-Credence Corporation (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.05 par value (the “Common Stock”), commencing on February 1, 2004. one million six hundred thousand (1,600,000) shares of Common Stock in the aggregate have been approved for this purpose, four hundred thousand (400,000) shares of Common Stock of which were added as of July 31, 2009 and eight hundred thousand (800,000) shares of Common Stock of which were added as of October 23, 2012. All share amounts in this Plan have been adjusted to give effect to the 1-for-3 reverse split of the Common Stock that was effected on September 30, 2010. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each February 1 and August 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding shift premium, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in a whole number percentage between one and fifteen of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld. The accumulated payroll deductions for a Participant may not exceed $12,500 in any Plan Period.

6. Deduction Changes. An employee may decrease or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. However, an employee may not increase his payroll deduction during a Plan Period. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds. An employee may no later than two weeks prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period. Notwithstanding the above, no more than an aggregate of 150,000 shares of Common Stock may be issued with respect to any Plan Period.

Notwithstanding the above, no employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price (the “Option Price”) for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate; provided, however, in the case of death the Participant’s beneficiary (as determined above) may elect that the accumulated payroll deduction be applied to the purchase of shares of Common Stock on the Exercise Date. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock, or any other change affecting the Common Stock, the number of shares approved for this Plan, and the share limitations set forth in Section 9, shall be equitably adjusted by the Company in the manner determined by the Board or the Committee.

16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan or the Plan Period limit in Section 9, the Board or the Committee will allot the shares then available on a pro rata basis.

19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21. Governing Law. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.

22. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

25. Grants to Employees in Foreign Jurisdictions. The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

26. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

27. Effective Date and Approval of Shareholders. The Plan shall take effect on January 1, 2013 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors

on October 23, 2012

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on November 27, 2012.

Vote by Internet • Go to www.investorvote.com/LTXC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown ☒ in this example. Please do not write outside the designated areas.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR Proposals
2, 3 and 4.

1.	Election of two Class II Directors, each to serve as members of the Board of Directors for three-year terms:
		For	Withhold		For	Withhold
	1a - Roger W. Blethen	☐	☐	1b - Roger J. Maggs	☐	☐

				For Against Abstain			For	Against	Abstain

2.

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.

				☐ ☐ ☐	3. To approve the second amended and restated Company 2004 Employee Stock Purchase Plan.		☐	☐	☐

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2013.			☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — LTX-CREDENCE CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on this card all of the shares of common stock of LTX-Credence Corporation (the “Company”) held of record by the undersigned on October 15, 2012, at the Annual Meeting of Stockholders to be held on November 28, 2012, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all the director nominees listed and FOR Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE